Exhibit 99.1

Calgary, AB, May 10, 2007 - Royal Quantum Group, Inc. (OTCBB: RYQG)

Royal Quantum acquires Uranium Claims near the Sheep Mountain Mine in Wyoming

Royal Quantum announces it has acquired 100% interest in 1,540 acres consisting of 77 claims of prospective Uranium property located adjacent to the Sheep Mountain Mine in Fremont County, Central Wyoming, approximately 90 miles SW of Casper Wyoming.

The claim block, known as the Kale group of claims, adjoins SXR Uranium One Inc.’s Sheep Mountain Mine claim block to the south and east. A recent NI 43-101 compliant mineral resource estimate for the Sheep Mountain Mine, completed by Scott Wilson of Roscoe Postle and Associates, Inc. indicated inferred mineral resources of 4.56 MT grading 0.17% eU308 (15.6 million pounds). The company intends to proceed with an aggressive exploration program on the property this season.

The company is pleased to announce the appointment of Phil van Angeren, P.Geol to the company’s board of directors. Mr. van Angeren is a graduate from McGill University with a BSc. Honors degree in geology. He has over 25 years of experience in exploration of Uranium and precious metals in North America. Mr. van Angeren has been appointed as the company’s exploration manager and will be responsible for property acquisition and development.

Royal Quantum will continue to increase its portfolio of projects and is in negotiations for the acquisition of additional Uranium property in North America.

Royal Quantum is a North American based exploration and development Company, focusing on the acquisition and development of Uranium, Gold and Copper projects which demonstrate high probability for near term production. Royal Quantum is a fully reporting public company trading on the OTCBB market under the symbol RYQG.

Statements released by Royal Quantum Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

For additional information please contact:

Royal Quantum Group, Inc.
Suite # 145, 251 Midpark Blvd S.E.
Tel: 403-288-4321
Fax: 403-201-5792
Visit the Royal Quantum Group, Inc. web site at www.royalquantum.com. Information included on the Company's website is not incorporated herein by reference or otherwise.